EXHIBIT (a)(5)(I)

                                                  NOVARTIS INTERNATIONAL AG
[NOVARTIS LOGO]                                   Novartis Global Communications
                                                  CH-4002 Basel
                                                  Switzerland
                                                  http://www.novartis.com



            Nehl Horton                           Kurt Leidner
            Novartis Global Media Relations       Sandoz Communications
            +41 61 324 5749 (direct)              +43 1 260 68 9611 (direct)
            +41 79 593 4291 (mobile)              +43 1 260 680 (main)
            nehl.horton@novartis.com              kurt.leidner@sandoz.com

NOVARTIS COMPLETES TENDER OFFER FOR EON LABS, INC. AND PURCHASE OF MAJORITY
STAKE

BASEL, JULY 21, 2005 - Novartis announced today that Zodnas Acquisition Corp., an indirect wholly owned subsidiary of Novartis AG, has successfully completed its tender offer for the outstanding public shares of Eon Labs, Inc. The tender offer expired at 5:30 pm New York City time on July 20, 2005. In addition, Novartis also completed its purchase of the 67.7 percent stake in Eon Labs owned by Santo Holding (Deutschland) GmbH.

Based on a preliminary count by the depositary for the offer, there were tendered and not withdrawn 26,198,976 shares of Eon Labs common stock as of 5:30 pm New York City time on July 20, 2005, and an additional 839,738 shares were guaranteed to be delivered within the next three days. These shares represent approximately 30.4% of the total outstanding shares of Eon Labs and, together with the 67.7 percent stake purchased from Santo, represent approximately 97.9% of the total outstanding shares of Eon Labs.

Novartis expects to complete the merger of Zodnas with Eon Labs within the next several days in accordance with Delaware's short-form merger statute. As a result of the merger, each remaining outstanding share of Eon Labs will be converted into the right to receive the same $31.00 per share in cash, without interest.

This document contains "forward-looking statements" within the meaning of the US Private Securities Litigation Reform Act. Forward-looking statements are statements that are not historical facts and are generally identified by the words "expects", "anticipates", "believes", "intends", "estimates", "will", or similar expressions, or by express or implied discussions regarding strategies, plans and expectations (including synergies). These statements include, but are not limited to, financial projections and estimates and their underlying assumptions, and statements regarding the benefits of the business transactions described herein, including future financial and operating results. Such statements reflect the current plans, expectations, objectives, intentions or views of management with respect to future events, are based on the current beliefs and expectations of management and are subject to significant risks, uncertainties and assumptions. Management's expectations could be affected by, among other things, competition in general, the general economic environment and other risks such as, but not limited to, those referred to in Novartis AG's Form 20-F on file with the U.S. Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those set forth or implied by the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; social and political conditions such as war, political unrest and

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terrorism  or natural  disasters;  and general  economic  conditions  and normal business uncertainty and competition and its effect on pricing, spending, third-party relationships and revenues. These forward-looking statements speak only as of the date of this press release and no undertaking has been made to update or revise them if there are changes in expectations or if any events, conditions or circumstances on which any such forward looking statement is based. Forward-looking statements made in connection with a tender offer are not subject to the "safe harbor" provided for in the Private Securities Litigation Reform Act of 1995.

ABOUT NOVARTIS
Novartis AG (NYSE: NVS) is a world leader in pharmaceuticals and consumer health. In 2004, the Group's businesses achieved sales of USD 28.2 billion and a pro forma net income of USD 5.6 billion. The Group invested approximately USD
4.2 billion in R&D. Headquartered in Basel, Switzerland, Novartis Group companies employ approximately 81,400 people and operate in over 140 countries around the world. Further information is available at www.novartis.com.

Sandoz, a Novartis company, is a world leader in generic pharmaceuticals and develops, manufactures and markets these medicines as well as pharmaceutical and biopharmaceutical active ingredients. Being a Retail Generics company, Sandoz also operates a Business Unit with specific strategic focus - Anti-Infectives. In 2004, Sandoz employed around 13,400 people worldwide and posted sales of USD
3.0 billion.

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CONTACTS

NEHL HORTON                                 KURT LEIDNER
Novartis Global Media Relations             Sandoz Communications
+41 61 324 5749 (direct)                    +43 1 260 68 9611 (direct)
+41 61 324 2200 (main)                      +43 1 260 680 (main)
nehl.horton@novartis.com                    kurt.leidner@sandoz.com

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